Exhibit 99.1

News Release

Contacts:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740

Baker Hughes Names Chad Deaton New CEO

HOUSTON, Texas. October 4, 2004 Baker Hughes Incorporated (BHI — NYSE) announced today that Chad C. Deaton, 51, will become its chairman of the board and chief executive officer on October 25, 2004. The appointment concludes the company’s search for a new chief executive, which began in April of this year after the current CEO, Mike Wiley announced his intention to retire. Mr. Wiley will retire as CEO and a member of the board effective October 25, 2004.

Mr. Deaton has been CEO and president of Hanover Compressor in Houston, Texas since 2002. Previously, he served as the executive vice president of Schlumberger Oilfield Services. Mr. Deaton has been in the oilfield services for over 27 years with the Dowell Division of Dow Chemical, Schlumberger Ltd. and Hanover. Mr. Deaton earned a Bachelor of Science degree in geology from the University of Wyoming in 1976.

Anthony Fernandes, chairman of the search committee of the Baker Hughes board, commented, “Chad Deaton is a strong leader of the highest integrity. He is a sophisticated international businessman, with outstanding managerial and operating knowledge of the global service industry. At Hanover, he has demonstrated that he can successfully resolve difficult issues while effectively mobilizing people and technology to achieve change and solid growth. Chad clearly has the qualities needed to continue building the high performance culture and Best-in-Class performance at Baker Hughes.”

“I have great respect for the products, technology, services and especially the personnel of Baker Hughes,” Mr. Deaton said. “I look forward to working closely with our employees and customers as we build on Baker Hughes’ outstanding performance in our industry.”

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS